UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 9, 2009

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2009, Solta Medical, Inc. (the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Lender”), providing for a $6.0 million secured revolving loan facility, with availability to be subject to a borrowing base formula, and a $3.0 million secured term loan. On March 9, 2009, the Company drew down $3.0 million as a term loan.

Borrowings under the revolving loan facility accrue interest at a per annum rate equal to the Lender’s prime rate as in effect from time to time plus 1.00%, subject to a minimum per annum rate of 5.00%. Interest on borrowings under the revolving loan facility is payable monthly. The Company may borrow, repay and reborrow funds under the revolving loan facility until March 9, 2011, at which time the revolving loan facility matures and all outstanding amounts under the revolving loan facility must be repaid. In the event the Company elects to terminate the revolving loan facility on or before the maturity date, the Company is required to pay a fee in the amount of $60,000.

Borrowings under the term loan accrue interest at a per annum rate equal to 6.39%. The term loan is payable in 33 equal monthly payments of principal and interest. All outstanding amounts under the term loan, plus a final payment of $105,000, will be due and payable on the maturity date of December 1, 2011. In the event the Company elects to prepay the term loan prior to the maturity date, the Company is required to pay a fee in the amount of $60,000.

All obligations under the Loan Agreement are secured by substantially all of the personal property of the Company.

In connection with the Loan Agreement, the Company’s subsidiary, Reliant Technologies, LLC (“Reliant”), entered into an Unconditional Guaranty, dated as of March 9, 2009 (the “Guaranty”), in favor of Lender, pursuant to which Reliant guaranteed all of the obligations of the Company under the Loan Agreement, and a Security Agreement, dated as of March 9, 2009 (the “Security Agreement”), with Lender, pursuant to which Reliant granted a security interest in substantially all of its personal property to secure its obligations under the Guaranty.

The Loan Agreement contains customary covenants for a revolving loan facility of this size and type that include, among others, covenants that limit the Company’s and its subsidiaries’ ability to dispose of assets, enter into mergers or acquisitions, incur indebtedness, incur liens, pay dividends or make distributions on the Company’s capital stock, make investments or loans, and enter into certain affiliate transactions, in each case subject to customary exceptions for a credit facility of this size and type. The Loan Agreement also contains financial covenants requiring the Company to maintain a minimum liquidity ratio, a minimum tangible net worth, and beginning with the quarter ending December 31, 2009 positive EBITDA.

The Loan Agreement contains customary events of default for a revolving loan facility of this size and type that include, among others, non-payment defaults, covenant defaults, a default in the event a material adverse change occurs, defaults in the event the Company’s assets are attached or the Company is enjoined from doing business, bankruptcy and insolvency defaults, cross-defaults to certain other material indebtedness, material judgment defaults, inaccuracy of representations and warranties and a default in the event of a change of control. The occurrence of an event of default could result in an increase to the applicable interest rate of 5.0%, an acceleration of all obligations under the Loan Agreement, an obligation of the Company to repay all obligations in full, and a right by the Lender to exercise all remedies available to it under the Loan Agreement and related agreements including the Guaranty and Security Agreement.

A copy of the Loan Agreement, the Guaranty and the Security Agreement are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of March 9, 2009, by and between Solta Medical, Inc. and Silicon Valley Bank.

10.2	Unconditional Guaranty, dated as of March 9, 2009, by Reliant Technologies, LLC in favor of Silicon Valley Bank.

10.3	Security Agreement, dated as of March 9, 2009, by and between Reliant Technologies, LLC and Silicon Valley Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: March 10, 2009	By:	/s/ John F. Glenn
John F. Glenn Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of March 9, 2009, by and between Solta Medical, Inc. and Silicon Valley Bank.

10.2	Unconditional Guaranty, dated as of March 9, 2009, by Reliant Technologies, LLC in favor of Silicon Valley Bank.

10.3	Security Agreement, dated as of March 9, 2009, by and between Reliant Technologies, LLC and Silicon Valley Bank.